Exhibit 4.27

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

TRANSITION SERVICES AGREEMENT

between

ASCEND GENE AND CELL THERAPIES LTD

And

FREELINE THERAPEUTICS LIMITED

Dated as of 08 February 2023

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement is made and entered into effective as of 08 February 2023 (the “Effective Date”) by and between:

(1)
Ascend Gene and Cell Therapies Ltd, a company incorporated in England and Wales with company number 13471083, whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (“Ascend”); and
(2)
Freeline Therapeutics Limited, a company incorporated in England and Wales with company number 09500073, whose registered office is at Sycamore House, Gunnels Wood Road, Stevenage, Hertfordshire, United Kingdom, SG1 2BP (“Freeline”).

Ascend and Freeline are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

INTRODUCTION

(A)
On 11 November 2022, Freeline as Seller and Ascend as Buyer entered into a share purchase agreement (“SPA”) pursuant to which Ascend will, upon completion of the SPA, acquire one hundred percent of the issued share capital in Freeline Therapeutics GmbH, a wholly-owned subsidiary of Freeline with its registered seat in Planegg, Germany, and registered with the commercial register of the local court of Munich under registration number HRB 218160 (“Target”).
(B)
The SPA contemplates that, in connection with the consummation of the transactions contemplated thereby, Ascend and Freeline will enter into this Agreement, pursuant to which Ascend and the Target shall provide to Freeline and/or its Affiliates, certain transition services in the area of the Scope of Services, on the terms and subject to the conditions set out in this Agreement.

AGREED TERMS

1.
Definitions

For the purposes of this Agreement, (i) unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the SPA, and (ii) the following terms shall have the meanings hereinafter specified:

1.1
“Affected Party” has the meaning set forth in Section 11.2.
1.2
“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity. For the avoidance of doubt, the Target shall be deemed to be an Affiliate of Ascend for the purpose of this Agreement.
1.3
“Agreement” means this Transition Services Agreement, including the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 12.5.
1.4
“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of regulatory authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity performed hereunder which, to the extent applicable to the performance of any manufacturing Services, shall only include those laws, statues, rules and regulations applicable in the country in which such manufacturing Services were performed, unless otherwise expressly agreed in writing by the Parties.
1.5
“Approved Subcontractor” has the meaning set forth in Section 5.2(a).
1.6
“Ascend Arising IP” means any and all Know-How, Patents and all other intellectual property rights that are developed, invented, generated or first put into practice as a result of, or which arise from or are generated through, the performance of, any Services, by or on behalf of a Party or its Affiliates, or by or on behalf of both Parties or their Affiliates jointly, except to the extent it is Freeline Arising IP.
1.7
“Ascend Indemnitees” has the meaning set forth in Section 10.1.
1.8
“Auditor” has the meaning set forth in Section 8.2.
1.9
“Breaching Party” has the meaning set forth in Section 9.2(a).
1.10
“Breach Notice Period” has the meaning set forth in Section 9.2(a).
1.11
“Breach Termination Notice” has the meaning set forth in Section 9.2(a).
1.12
“Business Day” means 9.00am to 5.00pm local time on a day (other than a Saturday, Sunday, or a public holiday) on which the banks are open for business in London, England and Munich, Germany.
1.13
“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.14
“Claims” has the meaning set forth in Section 10.1.
1.15
“Commercially Reasonable Efforts” means, with respect to a Party and an activity, the exercise of such care and the deduction of such efforts by such Party, its Affiliates or subcontractors appointed under Section 5.2, as such Party would typically devote to carrying out such activities, acting in good faith, and taking into account all relevant factors, including the terms and conditions of this Agreement.
1.16
”Direct Consumables” means all components, consumables and other materials which are useful to perform the Services which are not Routine Consumables, unless otherwise agreed in a Work Package. Direct Consumables include in particular: suspension process materials (including disposable bags, media, buffers, agents, filters, and associated components), adherent process materials (including disposable bags, media, buffers, agents, filters, and associated components); and formulation material and kits required for testing (e.g. ELISA). For the avoidance of doubt, any form of general facility running costs (energy, office supplies, maintenance etc.) incurred by the Target are neither Direct Consumables nor Routine Consumables and are always borne by Ascend.
1.17
“Dollars” or “$” means United States Dollars.
1.18
“Force Majeure Event” has the meaning set forth in Section 11.1.
1.19
“Forecast” has the meaning set forth in Section 4.1.
1.20
“Freeline Arising IP” means any and all Know-How, Patents and all other intellectual property rights and including any Service Deliverables, regardless if any such Service Deliverable qualifies as intellectual property, that are developed, invented, generated or first put into practice as a result of, or which arise from or are generated through, the performance of, any Services, by Ascend or its Affiliates, by any Third Party subcontractor for the provision of Services, or by or on behalf of both Parties or their Affiliates jointly and which relate solely and exclusively to the Freeline Materials.
1.21
“Freeline Materials” means those materials and product candidates, which: (i) are proprietary to Freeline or its Affiliates, (ii) are provided by Freeline or its Affiliates to Ascend for use in relation to the Services under this Agreement, and (iii) are specified in the relevant Work Package as being Freeline Materials.
1.22
“FTE” means the equivalent of the work of one (1) employee full time during the applicable time period. Any person who devotes less than [***] hours per calendar year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***]. For the purpose of the FTE Rate and calculating the FTE Costs, any person who devotes in excess of [***] hours per calendar year shall be treated as one (1) FTE regardless of how many additional hours such employee may devote and such additional hours shall not be chargeable to Freeline unless approved in writing by Freeline. Any employee engaged in general administrative work for Ascend and/or any of its Affiliates, whether directly or indirectly related to the Services does not qualify as an FTE under this Agreement and any costs resulting from such general administrative work shall not be compensated by Freeline separately, but has been taken into account in the FTE Rate. For the avoidance of doubt, any project manager engaged by Ascend in relation to providing the Services shall be an FTE in accordance with the allocation assigned to the project manager in the relevant Work Package.
1.23
“FTE Costs” means, with respect to Ascend or its Affiliates (including the Target) for any period and in respect of specified activities, the applicable FTE Rate multiplied by the documented percentage of time spent by the applicable number of FTEs of Ascend or its Affiliates performing such activities during such period in accordance with this Agreement.
1.24
“FTE Rate” means, for the duration of the Guarantee Period: (i) for the first fifteen (15) FTEs in any calendar year, [***], and (ii) for any subsequent FTEs in any calendar year, i.e. from FTE sixteen (16) onwards in a particular calendar year, [***]. For the avoidance of doubt, the costs of any Routine Consumables are included in the FTE Rate. No later than three (3) months prior to the end of the Guarantee Period, the Parties will negotiate in good faith the FTE Rate applicable following the end of the Guarantee Period. If, by the expiration of the Guarantee Period, the Parties are unable to agree on the applicable FTE Rate, Ascend’s then applicable FTE rate will apply.
1.25
“Guarantee Period” means the period commencing on the Effective Date and expiring on the date which is eighteen (18) months after the Effective Date.
1.26
“Guaranteed Minimum Spend” means seven million eight hundred and seventy-five thousand Dollars ($7,875,000).
1.27
“Initial Payment” has the meaning set forth in Section 5.4(a).
1.28
“Initial Work Package” has the meaning set forth in Section 4.2(a).
1.29
“Joint Steering Committee” or the “JSC” has the meaning set forth in Section 3.1.
1.30
“Know-How” means any and all data, results, inventions, methods, processes, trade secrets, techniques, technology, and other proprietary information, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, assays, animal models, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.
1.31
“Losses” has the meaning set forth in Section 10.1.

1.32
“Minimum FTEs” means, during the Guarantee Period, fifteen (15) FTEs per calendar month (i.e. in aggregate [***]) hours of work by Ascend employees per calendar month).
1.33
“Non-Breaching Party” has the meaning set forth in Section 9.2(a).
1.34
“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).
1.35
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.36
“Project Team” has the meaning set forth in Section 3.6.
1.37
“Records” has the meaning set forth in Section 8.1.
1.38
“Retention Period” has the meaning set forth in Section 8.1.
1.39
“Routine Consumables” means all pipette tips, pipettes, gloves, gowning (lab coats, shoe covers etc.), test tubes; glassware (flasks, beakers, Erlenmeyer etc.), 96-well plates, common reagents and chemicals, balance supplies, tubing, labelling supplies, cleaning / disinfectant agents, lab notebooks and other related supplies, utensils (forceps, spatula etc.) and other routine and generic consumables that are regularly used by the Target in the ordinary course of business. For the avoidance of doubt, any form of general facility running costs (energy, office supplies, maintenance etc.) incurred by the Target are neither Direct Consumables nor Routine Consumables and are always borne by Ascend.
1.40
“Sales Tax” means any sales, use, value-added, goods, services, turnover, consumption or similar tax and any tax charged on the import or export of any goods or services (excluding, for the avoidance of doubt, any corporate income tax, income tax or capital gains tax).
1.41
“Scope of Services” means the general description of the types of Services which may be performed under this Agreement, as set out in Schedule 1.41.
1.42
“Senior Officers” means, with respect to both Ascend and Freeline, their respective CEO or their designee.

1.43
“Service” or “Services” means the services agreed to be performed by or on behalf of Ascend as set out in each Work Package.
1.44
“Service Deliverables” means the deliverables specified in each Work Package to be produced by or on behalf of Ascend for Freeline under this Agreement and such Work Package.
1.45
“SPA” has the meaning set forth in Recital (A).
1.46
“Target” has the meaning set forth in Recital (A).
1.47
“Term” has the meaning set forth in Section 9.1.
1.48
“Third Party” means any Person other than Freeline or Ascend or an Affiliate of either Freeline or Ascend.
1.49
“Third Party Costs” means all costs, fees and expenses incurred by or on behalf of Ascend in subcontracting the performance of any of the Services described in Schedule 5.2 to a Third Party in accordance with Section 5.2, or as otherwise agreed in a Work Package, together with the cost of any and all Direct Consumables used in performing such Services, but excluding any FTE Costs. For the avoidance of doubt, any costs, fees and expenses incurred by or on behalf of Ascend in subcontracting the performance of any Services to its Affiliates shall not be Third Party Costs.
1.50
“Work Package” has the meaning set forth in Section 4.2(b).
2.
Interpretation
2.1
The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including,” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, wherever used, the word “or” is used in the inclusive sense (and/or). References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
3.
Governance
3.1
Joint Steering Committee. Within fifteen (15) days after the Effective Date, or as mutually agreed to by the Parties, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”).

3.2
Specific Responsibilities of the JSC. The JSC shall oversee the activities performed under this Agreement and serve as an information sharing body. Without limiting the foregoing, the JSC shall:
(a)
share and discuss relevant business updates affecting the relationship between both Parties;
(b)
discuss the performance of, or failure to agree details of, any Work Package, including quality and operational review;
(c)
discuss Freeline’s anticipated Services requirements;
(d)
discuss and resolve any escalations from the Project Team;
(e)
establish subcommittees and appoint project managers, as deemed required by the Parties, to perform specific duties, direct each subcommittee and project manager to perform its or their appointed functions, and oversee each subcommittee and project manager; and
(f)
perform such other functions as appropriate, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
3.3
JSC Membership and Meetings.
(a)
JSC Representatives. The JSC shall consist of three (3) representatives from each Party. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities, which shall include at least one C- suite member from each Party. Each Party may replace its representatives on the JSC on written notice to the other Party. Ascend shall appoint the chairperson of the JSC. The chairperson shall prepare and circulate agendas to JSC members at least thirty (30) days before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be circulated to JSC members for review and approval within thirty (30) days after such meeting.
(b)
Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event less frequently than once per Calendar Quarter by telephone or video conference, unless otherwise agreed by the Parties. The first JSC meeting shall be held within thirty (30) days after the Effective Date. In-person meetings, if any, will be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting. No action taken at any meeting of the JSC shall be effective unless at least one (1) representative of each Party is participating. In addition, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of reviewing or making decisions pertaining to time-sensitive subject-matter, at such time as may be mutually agreed by the Parties in writing.
(c)
Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its JSC representatives, to attend the JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality obligations consistent with those set out in the SPA.
3.4
Decision-Making.
(a)
General. The Parties shall use good faith efforts to reach all JSC decisions by consensus, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter, then either Party at any time may refer such issue to the Senior Officers for resolution, who shall confer in good faith. Any final decision mutually agreed by the Senior Officers shall be conclusive and binding on the Parties.
(b)
Decision-Making Authority. If the Senior Officers cannot reach consensus on an issue within twenty (20) Business Days of such issue first being referred to them, then:
(i)
Ascend shall have final decision-making authority with regard to any question as to how it performs the Services and the individual FTEs and resources it uses to perform the Services unless otherwise agreed in a Work Package; and
(ii)
Freeline shall have final decision-making authority with regard to any increase in any Work Package budget,

provided that, neither Party shall use their final decision-making authority to require the other Party or its Affiliates: (i) to perform activities beyond their capacity or capabilities, (ii) to breach Applicable Law, (iii) to breach the terms of any agreement it may have with any Third Party, (iv) to dedicate, in aggregate, more than twenty (20) FTEs per month or less than ten (10) FTEs per month to the performance of any services or activities under this Agreement, or (v) to enter into any contract with a Third Party. If the Senior Officers cannot reach consensus on any other issue, then neither Party shall have final decision-making authority with regard to the issue, and either Party may refer such issue in accordance with Section 12.14.

3.5
Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend, interpret, or waive compliance with this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to involve the delivery of services.
3.6
Project Team. The Parties shall each appoint a representative (the “Project Manager”) and further personnel as necessary to oversee contact between the Parties for all matters under this Agreement (the Project Manager and personnel collectively the “Project Team”). The Project Team shall meet monthly and shall regularly report to the JSC on the progress and performance of the Services. Each Party may replace their representative to the Project Team at any time by written notice to the other Party. The Project Team shall be a subcommittee to the JSC and shall be subject to such rules, guidelines and procedures as the JSC may agree to impose upon the Project Team. Any disagreement between Project Team members shall be referred to the JSC for resolution.
4.
Forecasting and Work Packages
4.1
Forecasting of Services. Schedule 4.1 sets out Freeline’s best estimate for a description of all services requested to be performed by or on behalf of Ascend under this Agreement for the first eighteen (18) months of the Term (the “Forecast”).
4.2
Work Packages.
(a)
In the first five (5) Business Days after the Effective Date, the Parties shall agree, in good faith, the Services to be performed by or on behalf of Ascend in the first Calendar Quarter of the Term (the “Initial Work Package”), which Initial Work Package shall substantially reflect the Statement of Work attached to this Agreement as Schedule 4.2.
(b)
Within five (5) Business Days of the commencement of each Calendar Quarter, Freeline shall submit to Ascend a draft work package for the immediately following Calendar Quarter, setting out in writing the requested services to be performed by Ascend and/or any subcontractors appointed in accordance with Section 5.2. The Parties will then, in good faith, discuss and agree such work package (each, upon signature by both Parties a “Work Package”). Notwithstanding the foregoing, during the Guarantee Period only, Ascend shall agree to each draft work package submitted in accordance with this Section 4.2(b) that complies with the following criteria:
(i)
the draft work package does not require Ascend or any of its Affiliates: (a) to breach any Applicable Laws, (b) to breach the terms of any agreement such party may have with any Third Party, (c) to dedicate, in aggregate, more than twenty (20) FTEs per month or less than ten (10) FTEs per month, or (d) to enter into any contract with a Third Party;
(ii)
the requested services are: (a) entirely within, and are consistent with, the Scope of Services, (b) consistent with the expertise and capabilities of the Target at the Effective Date, and (c) commercially reasonable in the circumstances, taking into account, inter alia, contract development and manufacturing organisation industry practices and norms, the need to preserve the confidentiality of the rights acquired by Ascend from Freeline, the types and scope of the services set out in the Forecast, and the size and resources of the Target; and
(iii)
for any requested services that require Freeline Materials, Freeline undertakes to provide such Freeline Materials in advance of the commencement of the related work, as further provided under Section 4.3.

4.3
Freeline Materials. Freeline shall provide Ascend with sufficient amounts of Freeline Materials for Ascend to perform the Services. Title and risk to the Freeline Materials shall remain with Freeline at all times. Ascend shall use the Freeline Materials solely to perform the Services and for no other purpose. Upon completion of the applicable Services or earlier upon Freeline’s request, Ascend shall, according to Freeline’s instructions, at Freeline’s cost, return the Freeline Materials to Freeline or destroy the Freeline Materials. Freeline shall provide in writing, on or before the date that it provides the relevant Freeline Materials, all safety and handling information necessary for Ascend to safely use all Freeline Materials. Freeline shall promptly notify Ascend in the event that it becomes aware of any new safety or handling requirements with respect to the Freeline Materials. Freeline warrants and represents that the Freeline Materials shall be fit for the purposes required for the performance of the Services. Ascend shall not be responsible for any failure of the Services to be consistent with Applicable Laws, delay in performance, or other failure to comply with any requirement of a Work Package to the extent such failure or delay is attributable to the Freeline Materials. Freeline warrants and represents that the Freeline Materials do not, and the Services to the extent they relate to the Freeline Materials will not, misappropriate or infringe any Third Party rights.
5.
Services; Guarantees; Payment
5.1
Service Performance. Unless otherwise agreed in writing by the Parties and subject to the other provisions of this Agreement, Ascend shall use Commercially Reasonable Efforts to provide the Services in a manner and quality that are consistent, in all material respects, with Applicable Law and any other requirements set out in the applicable Work Package. To the extent that timelines and/or delivery dates are agreed in any Work Package, Ascend shall use Commercially Reasonable Efforts to meet such timelines and/or delivery dates. Notwithstanding the foregoing, Freeline acknowledges that the Services include development services for which, by their nature, there is no guarantee of success.
5.2
Subcontracting.
(a)
In respect of a Work Package, Ascend shall be entitled to perform: (i) any Services using any of its Affiliates; and/or (ii) those Services described in Schedule 5.2 using the Third Party listed in Schedule 5.2 as being the provider of such Services (each an “Approved Subcontractor”), without the prior written consent of Freeline. Ascend may only perform Services using Third Parties which are not an Approved Subcontractor or change the scope of Services that is able to be provided by an Approved Subcontractor, with Freeline’s prior written consent.
(b)
For the avoidance of doubt, if a Work Package references the use of a Third Party subcontractor and the specific Services to be performed by that Third Party subcontractor, then Freeline’s consent to the use of such Third Party subcontractor shall be deemed to have been given.
(c)
Ascend shall ensure it has a binding agreement in full force and effect with each Third Party subcontractor with regards to the provision of the relevant Services.

(d)
If Freeline suffers (and/or any of its Affiliates suffer) any loss or damage as a result of the Services:
(i)
performed by an Affiliate, Ascend shall be liable under this Agreement as if such acts and omissions were its own; and/or
(ii)
performed by a Third Party subcontractor, then at Freeline’s cost (provided that where Ascend recovers its costs as part of any enforcement action, Freeline shall not be required to pay any further costs to Ascend in respect of such enforcement) Ascend shall: (i) use its Commercially Reasonable Efforts to enforce the terms of its agreement with such Third Party subcontractor against such Third Party subcontractor; (ii) conduct any such enforcement proceedings diligently using competent counsel; (iii) keep Freeline informed at all times of any developments in the enforcement; (iv) Ascend shall account to Freeline for any recovery made as a result of such enforcement action, to the extent the recovery relates to Freeline’s loss or damage; and (v) cease enforcement action solely in respect of recovery relating to Freeline’s loss or damage, where required by Freeline.
5.3
Guarantees
(a)
Freeline undertakes that it will, subject to Section 9.7, pay to Ascend no less than the Guaranteed Minimum Spend, solely in respect of FTE Costs during the Guarantee Period.
(b)
Ascend undertakes that it and its Affiliates will have and maintain no fewer than the Minimum FTEs during the Guarantee Period to be exclusively available to perform Services during the Guarantee Period, in each case as required by any Work Package.
(c)
Subject to Section 9.7, in the event that, at the end of the Guarantee Period or, if earlier, the date of termination of this Agreement, the Guaranteed Minimum Spend solely in respect of FTE Costs during the Guarantee Period has not been paid by Freeline to Ascend under this Agreement, then Ascend shall be entitled to invoice, and Freeline shall pay, the difference between the FTE Costs that have been paid during the Guarantee Period and the Guaranteed Minimum Spend. For the avoidance of doubt, should the FTEs for a month be reduced as a consequence of the rights of Freeline in Section 4.2(b)(i)(c) to unilaterally reduce the FTEs for a month from fifteen (15) FTEs equivalents to ten (10) FTEs (or any other FTE in between), there shall be no reduction of the Guaranteed Minimum Spend.
5.4
Payment.
(a)
Within ten (10) days of the Effective Date, Freeline shall pay an initial non-refundable payment of two million six hundred thousand Dollars ($2,600,000) to Ascend (the “Initial Payment”). The Initial Payment shall act as a credit against the cost of Services performed under this Agreement.
(b)
Freeline shall pay all FTE Costs arising from the performance of the Services under this Agreement. In addition, all Third Party Costs incurred by Ascend in the performance of the Services shall be charged to Freeline on a pass-through basis plus [***], provided however, that to the extent any Direct Consumables that were in stock at the Target at the Effective Date are consumed in the performance of the Services, such Direct Consumables shall not be chargeable to Freeline and Freeline shall have no obligation to pay Ascend for such Direct Consumables. The Direct Consumables in stock at the Target on 27 October 2022 are set forth in Schedule 5.4.
(c)
Invoices will be rendered each Calendar Quarter by Ascend to Freeline for Services delivered during the preceding Calendar Quarter. Subject to Section 5.4(d), all undisputed amounts under such invoice shall be payable in immediately available funds thirty (30) days after receipt of such invoice to such account as Ascend may designate by written notice to Freeline from time to time in Dollars. Invoices shall be delivered electronically to Freeline, in PDF format, to the following email address: [***] and marked for the attention of [***] or such other address as Freeline may communicate from time to time. Ascend may suspend performance of the Services in the event that Freeline fails to timely pay undisputed amounts within fifteen (15) days after written notice of non-payment from Ascend. In the event Freeline disputes any amount on an invoice, Freeline shall notify Ascend in writing within ten (10) Business Days after Freeline’s receipt of such invoice and shall describe in reasonable detail the reason for disputing such amount. The provisions of Clause 33.2 of the SPA shall apply with respect to any disputed amount. Upon resolution of the dispute, to the extent Freeline owed Ascend some or all of the amount withheld, it shall promptly pay such applicable amount to Ascend. Freeline shall timely pay the undisputed portion of each invoice in the manner set forth in this Agreement.
(d)
Ascend shall ensure that each invoice includes a breakdown of the relevant charges, setting out the total charges for each of: (i) the FTE Costs, (ii) Direct Consumables and (iii) Third Party Costs.
(e)
If requested by Freeline, Ascend shall promptly provide evidence to demonstrate the FTE Costs (including a breakdown of total hours worked per FTE), Direct Consumables and Third Party Costs included within an invoice.
(f)
All sums or other consideration payable under this agreement are exclusive of any Sales Tax payable thereon.
(g)
If any Sales Tax is payable or chargeable on or in respect of any supply made by Ascend or any of its Affiliates (including the Target) under this Agreement, Freeline shall pay to Ascend the amount of that Sales Tax in addition to the consideration payable for such supply, at the same time that such consideration is payable. Ascend (or the relevant Affiliate) shall provide to Freeline a valid Sales Tax invoice, where applicable.
(h)
All sums or other consideration payable under this Agreement shall be paid by the Party making the payment (the “Paying Party”) to the Party entitled to receive the payment (the “Receiving Party”) without any withholding or deduction for, or on account of any taxes, duties, levies or imposts and other similar charges, except as required to be withheld or deducted by Applicable Law.

(i)
Where the Paying Party becomes aware that it will have an obligation to deduct or withhold an amount for, or on account of, tax in respect of any sums or consideration payable under this Agreement it shall, as soon as reasonably practicable, and, in any event, no later than thirty (30) Business Days before making any deduction or withholding, provide a written notice to the Receiving Party of the amounts subject to deduction or withholding and details of any forms, certificates or other items required, in accordance with Applicable Law, in order to reduce or eliminate any such deduction or withholding. Without prejudice to the foregoing, the Parties shall, in respect of the payment in question, cooperate and take all steps reasonably and lawfully available to them, including completing such procedural formalities as are necessary, to establish the Receiving Party’s entitlement to any exemption from, or diminution in the amount of, any relevant deduction or withholding for or on account of tax and to enable the Paying Party to obtain any necessary authorisation to make payment without, or subject to a reduced amount of, deduction or withholding for or on account of tax and to provide the Receiving Party with such assistance as is reasonably required to obtain a refund of, or credit with respect to, any such tax required to be deducted or withheld.
(j)
If any deductions or withholdings for or on account of tax are required to made by Applicable Law in respect of any sums or consideration payable under this Agreement, the Paying Party shall withhold or deduct an amount equal to any such tax, account for such tax to the relevant tax authority within the time required by Applicable Law and provide to the Receiving Party reasonable evidence of the payment of such tax, including official receipts (where available). The Parties agree that under Applicable Law as at the date of this Agreement, there is no obligation on Freeline to deduct or withhold tax in respect of any sums or consideration payable under this Agreement.
6.
Confidentiality
6.1
The Parties acknowledge and agree that confidentiality obligations of each Party shall be set out in the SPA and any breach by either Party of any such obligations thereunder shall be subject to and dealt with in accordance with the SPA.
7.
Intellectual Property
7.1
United States Law. For purposes of establishing the Parties’ respective ownership of intellectual property conceived, discovered, developed, or otherwise made under this Agreement, inventorship of information and inventions conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with Applicable Law in the United States as such law exists from time to time, irrespective of where such conception, discovery, development or making occurs.
7.2
Freeline Ownership. As between the Parties, Freeline shall solely own any and all Freeline Arising IP and Ascend hereby assigns all of its right, title and interest in and to any Freeline Arising IP to Freeline and Ascend furthermore agrees to undertake any act or sign any document as requested by Freeline and required in order to fully vest and/or register such rights in Freeline.

7.3
Ascend Ownership. As between the Parties, Ascend shall solely own any and all Ascend Arising IP, and Freeline hereby assigns all of its right, title and interest in and to any Ascend Arising IP to Ascend and Freeline furthermore agrees to undertake any act or sign any document as requested by Ascend and required in order to fully vest and/or register such rights in Ascend.
7.4
Licence Grant.
(a)
Freeline hereby grants to Ascend a non-exclusive, freely sublicensable (solely to Ascend’s Affiliates and each Third Party subcontractor performing any of the Services), royalty-free, worldwide licence under all Know-How, Patents and all other intellectual property rights owned or controlled by Freeline or its Affiliates during the Term (including, for the avoidance of doubt, the Freeline Arising IP) to the extent useful or necessary for the performance of the Services, solely for the performance of the Services hereunder.
(b)
Ascend hereby grants to Freeline a non-exclusive, royalty-free, perpetual, worldwide licence to use and have used all Ascend Arising IP which is necessary for the further development or commercialization of Freeline Materials, solely for the development or commercialization of Freeline Materials. The licence granted under this Section 7.4 shall be sublicensable subject to Ascend’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
8.
Records and Audits
8.1
Records. Ascend shall keep, and shall require its Affiliates to keep, all paper and electronic records pertaining to the performance of the Services and costs incurred (the “Records”). Ascend will keep such Records for three (3) years from the completion or early termination of the relevant Work Package to which such Records relate unless extended by the agreement of the Parties, or such longer period of time as may be required by Applicable Laws (the “Retention Period”). Ascend will make available the Records to Freeline after the expiry of the Retention Period or, at Freeline’s costs, upon Freeline’s written request, provided that Ascend shall be entitled to remove any Ascend Confidential Information from the Records before making the Records available to Freeline, and Ascend shall be entitled to keep a copy of all Records for its own compliance and record keeping purposes. During the Retention Period, Ascend will not destroy or permit the destruction of any Records without the prior written consent of Freeline.
8.2
Audit. Upon reasonable prior notice and during regular business hours at such place or places where such Records are customarily kept, the Records may be inspected on Freeline’s behalf by an independent auditor (the “Auditor”) selected by Freeline and acceptable to Ascend (such acceptance not to be unreasonably withheld) solely to the extent relating to Third Party Costs for the sole purpose of verifying for Freeline the accuracy of any payments made, or required to be made, to Ascend pursuant to this Agreement in respect of such Third Party Costs. In addition, the Auditor may inspect the Records for any purpose that Freeline can demonstrate is required by Applicable Law. Such audits may not (i) be conducted for any calendar year ending more than twenty-four (24) months prior to the date of such request, (ii) be conducted more than once in any calendar year or (iii) be repeated for any Calendar Quarter, provided that where an audit reveals a material breach by Ascend (or any Affiliate) of any of its obligations under this Agreement, Freeline shall be entitled to conduct a further audit in the then current calendar year. Freeline shall require the Auditor to provide to Ascend an audit report containing its conclusions regarding any audit, and specifying whether the amounts paid in respect of Third Party Costs were correct or, if incorrect, the amount of any underpayment or overpayment. The Auditor shall provide to Ascend a preliminary copy of its audit report and shall discuss with Ascend any issues or discrepancies that Ascend identifies, prior to submission to Freeline. If such audit establishes that Freeline has been overcharged with respect to Third Party Costs in accordance with this Agreement during the period covered by any audit pursuant to this Section 8, Ascend shall remit to Freeline such overpaid amounts within thirty (30) days of the date on which Freeline delivers to Ascend an invoice reflecting such amounts. In the event such audit establishes that amounts have been undercharged by Ascend during such period, the amount of such undercharged amount shall promptly be paid to Ascend. The fees charged by the Auditor in connection with any audit pursuant to this Section 8 shall be paid by Freeline; provided, however, that if a discrepancy in favor of Freeline of more than [***] for the period being audited and/or a material breach by Ascend (or any Affiliate) of any of its obligations under this Agreement is established, then Ascend shall pay the reasonable fees and expenses charged by such Auditor in connection with such audit.
8.3
Confidential Financial Information. Each Party shall treat all financial information of the other Party subject to review under this Section 8 as confidential. The Auditor shall enter into confidentiality terms acceptable to both Parties before any audit under Section 8.2 is conducted. The Auditor shall not disclose Ascend Confidential Information to Freeline.
9.
Term and Termination
9.1
Term. The term of this Agreement shall commence on the Effective Date and shall continue until the third (3rd) year anniversary of the Effective Date (the “Term”), unless earlier terminated in accordance with this Section 9 or extended by the mutual written agreement of the Parties.
9.2
Termination for Cause. Without prejudice to any other available legal or equitable rights or remedies, a Party may terminate this Agreement and any agreed Work Package immediately upon written notice to the other Party as follows:
(a)
Material Breach. In the event that either Party (the “Breaching Party”) is in material breach of the performance of any of its obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety by providing ninety (90) days’ (or thirty (30) days’, in the case of a payment default) (the “Breach Notice Period”) prior written notice (the “Breach Termination Notice”) to the Breaching Party specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Breach Notice Period if the Breaching Party cures the breach specified in the Breach Termination Notice during the Breach Notice Period.
(b)
Termination for Insolvency. Either Party may terminate this Agreement and any agreed Work Package if, at any time:
(i)
the other Party is unable to pay its debts as they fall due or admits inability to pay its debts;
(ii)
the other Party applies to court for, or obtains, a moratorium under Part A1 of the UK Insolvency Act 1986;
(iii)
the other Party files a petition or passes a resolution, or an order is made, for or in connection with the winding up of such Party other than for the sole purpose of a scheme for a solvent amalgamation of the other Party with one or more other companies or the solvent reconstruction of the other Party;
(iv)
a court order is made for the appointment of an administrator, or an administrator is appointed, over the other Party;
(v)
a receiver is appointed over all or any of the assets of the other Party;
(vi)
a creditor or encumbrancer of the other Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any material part of the other Party’s assets and such attachment or process is not discharged within fourteen (14) days;
(vii)
any event occurs, or proceeding is taken, with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in Section 9.2(b)(ii) to 9.2(b)(vi) (inclusive); or
(viii)
the other Party suspends or ceases carrying on all or a substantial part of its business, unless such suspension or ceasing occurs on the basis of voluntary actions of the respective Party.
9.3
Termination by Mutual Agreement. The Parties may terminate this Agreement and any agreed Work Package by mutual, written consent.
9.4
Termination by Freeline for Convenience. Freeline may terminate this Agreement for convenience on ninety (90) days’ prior written notice to Ascend, provided that such termination for convenience may not become effective earlier than prior to the expiry of the Guarantee Period.
9.5
Termination for Force Majeure. A Party may terminate this Agreement in the event of a prolonged Force Majeure Event in accordance with Section 11.3.

9.6
Consequences of Expiration or Termination. If this Agreement is terminated by Freeline for convenience, Freeline shall reimburse Ascend for: (i) non-cancellable Third Party Costs arising before, on or after the date of expiry of this Agreement under any agreed Work Package, and (ii) FTE Costs arising for Services performed in accordance with this Agreement up to the date on which the termination becomes effective.
9.7
Consequences of Termination for Cause or for Force Majeure. If this Agreement is terminated by Freeline pursuant to Section 9.2 or 9.5, and such termination becomes effective prior to the end of the Guarantee Period, the Guaranteed Minimum Spend shall be reduced on a pro rata basis to reflect the number of whole calendar months remaining of the Guarantee Period as a proportion of 18. So that, by way of example only, if the Effective Date of this Agreement is 1 January 2023, the Guarantee Period will expire on 1 July 2024. If this Agreement is terminated by Freeline pursuant to Section 9.2 and the effective date of such termination is 25 December 2023, then the Guaranteed Minimum Spend shall be reduced by six-eighteenths (6/18ths) reflecting the six (6) full calendar months remaining in the Guarantee Period, which would reduce the Guaranteed Minimum Spend by $2,625,000 to $5,250,000.
9.8
Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
9.9
Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 1 (Definitions), 2 (Interpretation), 5.3(c) (Guaranteed Minimum Spend Reconciliation), 5.4 (Payment), 6 (Confidentiality), 7.2 (Freeline Ownership), 7.3 (Ascend Ownership), 7.4(b) (Licence of Ascend Arising IP), 8.1 (Records), 9.6 (Consequences of Expiration or Termination), 9.7 (Consequences of Termination for Cause or for Force Majeure), 9.8 (Remedies), 9.9 (Accrued Rights; Surviving Obligations), 10 (Indemnities and Limitations of Liability) and 12 (Miscellaneous) shall survive termination or expiration of this Agreement.
10.
Indemnities and Limitations of Liability
10.1
Indemnification by Freeline. Freeline shall indemnify Ascend and its Affiliates and its and their respective directors, officers, employees and agents (“Ascend Indemnitees”), from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) on an after-tax basis (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) arising from or occurring as a result of: (i) Freeline’s or any Freeline Indemnitee’s failure to comply with Applicable Law; (ii) the negligence on the part of Freeline or its Affiliates in performing their obligations under this Agreement; (iii) the use of the Freeline Materials, including any Claims that the Freeline Materials misappropriate or infringe, or that the Services to the extent relating to the Freeline Materials misappropriate or infringe, the rights of any Third Party; or (iv) the use or other exploitation of the licence under the Ascend Arising IP granted to Freeline under Section 7.4(b); except for those Losses which Ascend has an obligation to indemnify Freeline pursuant to Section 10.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however, that Freeline shall not be obligated to indemnify Ascend for any Losses to the extent that such Losses arise as a result of breach of, or negligence in the performance of, this Agreement on the part of Ascend or any of its Affiliates. For the purposes of this Section 10.1, ‘after-tax basis’ shall mean that the amount payable pursuant to the indemnification given in this Section 10.1 will be calculated in such a manner as will ensure that, after taking into account the amount of any tax payable by Ascend Indemnitees as a result of the payment being subject to tax in the hands of Ascend Indemnitees (or the amount that would have been subject to tax but for a relief) Ascend Indemnitees are in the same position as they would have been in if the matter giving rise to the payment had not occurred.
10.2
Indemnification by Ascend. Ascend shall indemnify Freeline and its Affiliates and its and their respective directors, officers, employees and agents (“Freeline Indemnitees”), from and against any and all Losses in connection with any and all Claims arising from or occurring as a result of: (i) Ascend’s or any Ascend Indemnitee’s failure to comply with Applicable Law; or (ii) the negligence on the part of Ascend or its Affiliates in performing its or their obligations under this Agreement; except for those Losses for which Freeline has an obligation to indemnify Ascend pursuant to Section 10.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that Ascend shall not be obligated to indemnify Freeline for any Losses to the extent that such Losses arise as a result of breach of, or negligence in the performance of this Agreement by Freeline. For the purposes of this Section 10.2, ‘after-tax basis’ shall mean that the amount payable pursuant to the indemnification given in this Section 10.2 will be calculated in such a manner as will ensure that, after taking into account the amount of any tax payable by Freeline Indemnitees as a result of the payment being subject to tax in the hands of Freeline Indemnitees (or the amount that would have been subject to tax but for a relief) Freeline Indemnitees are in the same position as they would have been in if the matter giving rise to the payment had not occurred.
10.3
Settlement. A Party that intends to claim indemnification under this Section 10 (the “Indemnitee”) shall as soon as reasonably practicable notify the other Party in writing of any Claim (including, if requested by the Indemnitor, a copy of any related complaint, summons, notice or other instrument, (save where to do so would result in a breach of any obligation of confidentiality or the loss of legal professional privilege)) for which such Indemnitee intends to base a request for indemnification under this Section 10; provided, that failure to give such notification shall not affect the indemnification except to the extent the Party giving the relevant indemnity (the “Indemnitor”) has been actually prejudiced as a result of such failure. The Indemnitee shall: (i) keep the Indemnitor reasonably informed on the progress of the Claim and of any material developments in relation to the Claim; (ii) take reasonable account of the views of the Indemnitor before taking action in relation to the same; and (iii) not admit liability in relation to, nor cease to defend, settle or compromise and Claim, without consulting the Indemnitor, it being noted that the Indemnitee shall not require the Indemnitor’s prior written consent to take any such action.
10.4
Limitation of Liability
(a)
Nothing in this Agreement shall limit any liability which cannot legally be limited, including liability for: (i) death or personal injury caused by negligence, or (ii) fraud or fraudulent misrepresentation.
(b)
Subject to Section 10.4(a) and excluding either Party’s liability with respect to Claims under Sections 10.1 and 10.2, neither Party nor any of its respective Affiliates shall be liable to the other Party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, for: (i) loss of goodwill, (ii) loss of profit, (iii) loss of revenue or anticipated savings, (iv) any loss of business or contracts; or (v) indirect, consequential or special loss, in each case (i) to (v) even if the other Party was advised of the possibility of such losses or such losses arise naturally from the relevant breach.
(c)
Subject to Sections 10.4(a) and 10.4(b), Ascend’s and its Affiliates aggregate liability (including for any claims, actions, losses, damages, injuries, defects, costs, expenses or any other liabilities) under this Agreement including under all Work Packages, for any and all claims, howsoever arising, shall in no event exceed, in total, [***]. Notwithstanding the foregoing, this Section 10.4(c) shall not apply to the gross negligence or wilful misconduct of Ascend of its Affiliates.
11.
Force Majeure
11.1
“Force Majeure Event” means the following circumstance not within a Party’s reasonable control:
(a)
acts of God, flood, storm, drought, earthquake or other natural disaster;
(b)
epidemic or pandemic, including any government mandated lockdown or quarantine imposed as a result of any epidemic or pandemic;
(c)
terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
(d)
strikes, and labour disturbances (whether of a Party or a subcontractor);
(e)
nuclear, chemical or biological contamination or sonic boom;
(f)
any law or any action taken by a government or public authority, including imposing an export or import restriction, quota or prohibition;

(g)
collapse of buildings, breakdown of plant or machinery, fire, explosion or accident; and
(h)
interruption or failure of utility service.
11.2
Provided it has complied with Section 11.4, if a Party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event (the “Affected Party”), the Affected Party shall not be in breach of this Agreement, or otherwise liable for any such failure or delay in the performance of such obligations while such Force Majeure Event remains in force. The time for performance of such obligations shall be extended accordingly.
11.3
The corresponding obligations of the other Party will be suspended, and the time for performance of such obligations extended, to the same extent as those of the Affected Party. If the Affected Party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement for more than ninety (90) days then the other Party may terminate this Agreement and any agreed Work Package immediately upon written notice to the Affected Party.
11.4
The Affected Party shall:
(a)
as soon as reasonably practicable after the start of the Force Majeure Event but no later than five (5) days from its start, notify the other Party in writing of the Force Majeure Event, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Agreement; and
(b)
use reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations.
12.
Miscellaneous
12.1
Independent Contractor. In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the Parties as the agent of the other Party for any purpose whatsoever. Neither Party shall bind, or attempt to bind, the other Party hereto to any contract or the performance of any other obligation, or represent to any Third Party that it is authorised to enter into any contract or binding obligation on behalf of the other Party hereto.
12.2
Employee Transfers. Without limiting or prejudice to Ascend’s obligations under this Agreement, Ascend and its Affiliates shall not be prevented from transferring after the date of this Agreement any employees who may perform any part of the Services, to support other products for Ascend or its Affiliates or to assume other roles with Ascend or its Affiliates. As long as Ascend performs its obligations under this Agreement, including with respect to the Minimum FTEs, neither Ascend nor any of its Affiliates shall, unless the Parties agree otherwise, have any obligation to: (i) hire replacements for employees that resign, retire or their employment is terminated for any other reason, or hire additional employees, or (ii) enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits. Freeline acknowledges and agrees that Ascend may determine, at its discretion, the individual employees who will provide Services.
12.3
Non-Solicitation. Freeline shall not, directly or indirectly, solicit or recruit any Ascend personnel who is then a current employee of Ascend or an Affiliate of Ascend until the sixth (6th) month anniversary of the date that such personnel ceases to conduct activities under this Agreement; provided, however, that: (i) advertisements or general solicitations to fill job openings not targeted specifically at employees of Ascend or its Affiliates shall not be deemed to be a “solicitation”, and (ii) Freeline shall have the right to recruit and hire any Ascend personnel who respond to any such advertisements or general solicitations or who initiate contact with Freeline.
12.4
Assignment. Neither Party may assign or otherwise transfer this Agreement nor any rights or obligations hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.4 shall be null and void.
12.5
Variation. Any variation to this Agreement shall be in writing and signed by or on behalf of both Parties to this Agreement.
12.6
Notices.
(a)
Any notice, consent or other communication given under this Agreement shall be in writing and in English and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally), or sent by email, in each case in accordance with the details set out below:
(i)
if delivered by hand or if send by pre-paid recorded delivery post (or pre-paid international recorded airmail if sent internationally):
(1)
to Ascend:

For the attention of: [***]

At: [***]

with a copy (which shall not constitute notice) to [***].

(2)
to Freeline:

For the attention of: [***]

with a copy (which shall not constitute notice) to [***].

(ii)
if sent by email:
(1)
to Ascend at [***], with a copy (which shall not constitute notice) to [***]; and/or
(2)
to Freeline, at [***], with a copy (which shall not constitute notice) to [***].
(b)
The Parties may from time to time notify each other of any other person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.
(c)
A notice is deemed to have been received:
(i)
if delivered by hand, at the time the notice is left at the proper address;
(ii)
if sent by pre-paid recorded delivery post (or pre-paid international recorded airmail if sent internationally), on the second Business Day after posting; or
(iii)
if sent by email, at the earlier of the time at which a delivery receipt is generated automatically by the recipient’s email server or 24 hours after transmission,

unless such deemed receipt would occur outside business hours (meaning 9.00 a.m. to 5.30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt.

(d)
The provisions of Sections 12.6(a) to 12.6(c) (inclusive) shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.
12.7
Third Party Rights. Except as otherwise stated in this Agreement (including Affiliates and permitted assignees), a person who is not a Party to this Agreement shall have no right pursuant to the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This Section shall not affect any right or remedy of a third party which exists or is available apart from that Act.
12.8
Waiver. No delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law shall be deemed to be, or be construed as, a waiver of that or any other right, power, privilege, claim or remedy, or operate so as to bar the enforcement, exercise or pursuance of that or any other right, power, privilege, claim or remedy, in any other instance at any other time.
12.9
Cumulative Rights. The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

12.10
Severance. If any provision of this Agreement: (i) is found by any court or administrative or regulatory body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect; and (ii) is so found to be invalid or unenforceable, but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.
12.11
Counterparts. This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be effective until each of the Parties has executed at least one counterpart.
12.12
Entire Agreement. This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the Parties relating to the transactions contemplated by this Agreement and those documents, and supersede any previous agreement between any of the Parties relating to the subject matter of this Agreement and those documents, which shall cease to have any further effect. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Parties prior to this Agreement except as expressly stated in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made by the other upon which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulently) and that Party's only remedies shall be for breach of contract as provided in this Agreement.
12.13
Applicable Law. The validity, construction and performance of this Agreement and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this Agreement or its enforceability shall be governed by and construed in accordance with the law of England.
12.14
Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum. Each Party further irrevocably agrees that a judgment in any proceedings brought in the courts of England shall be conclusive and binding upon each Party and may be enforced in the courts of any other jurisdiction.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the Effective Date.

SIGNED by a director on behalf of ASCEND GENE AND CELL THERAPIES LTD	) ) )	Signature /s/ Tim Funnell Print Name Tim Funnell

SIGNED by a director on behalf of FREELINE THERAPEUTICS LIMITED	) ) )	Signature /s/ Michael J. Parini Print Name Michael J. Parini